      Portions of Exhibit 10.3 have been redacted and are the subject of a confidential treatment request filed with the Secretary of the Securities and Exchange Commission.

                              DEVELOPMENT AGREEMENT

      This DEVELOPMENT AGREEMENT is entered into as of April 1, 1999 (the "Effective Date") by and between PFIZER INC, a Delaware corporation, having an office at 235 East 42nd Street, New York, New York 10017 and its Affiliates ("Pfizer"), and OSI PHARMACEUTICALS, INC., a Delaware corporation, having an office at 106 Charles Lindbergh Blvd., Uniondale, New York 11553-3649 and its Affiliates ("OSI Pharmaceuticals");

      WHEREAS, OSI Pharmaceuticals desires to develop compounds derived from the Collaborative Research Agreement between Pfizer and OSI Pharmaceuticals, dated April 1, 1996, under Pfizer's and OSI Pharmaceutical's right, title and interest in the patent rights of the compounds listed in Exhibit A ("Compounds"), so that OSI Pharmaceuticals can conduct preclinical research and clinical trials, for such compounds to assess the treatment of psoriasis and related dermal pathology; and

      WHEREAS, Pfizer is willing to grant a license;

      Therefore, in consideration of the mutual covenants and promises set forth in this Agreement, the parties agree as follows:

1. Definitions.

      The capitalized terms used in this Agreement shall have the meanings specified for such terms in this Section 1.

      1.1 "1996 Agreement" means the Collaborative Research Agreement between Pfizer and OSI Pharmaceuticals effective April 1, 1996 and the letter amendments to such Agreement including the letter amendments dated July 25, 1997 and November 3, 1997.

      1.2 "Net Sales" means the gross amount invoiced by Pfizer or OSI Pharmaceuticals, their respective Affiliates, or any sublicensee of Pfizer of OSI Pharmaceuticals for sales to a third party or parties of Products, less normal and customary trade discounts actually allowed, rebates, returns, credits, taxes the legal incidence of which is on the purchaser and separately shown on Pfizer's or OSI Pharmaceuticals' or any sublicensee of either party's invoices and transportation, insurance and postage charges, if prepaid by Pfizer or OSI Pharmaceuticals or any sublicensee of either party and billed on Pfizer's or OSI Pharmaceuticals' or any sublicensee of either party's invoices as a separate item.

      1.3 "Product" means any pharmaceutical product developed in the course of the Development Program, the manufacture, use, sale, offer for sale or import of which would infringe any Valid Claim within the Patent Rights in the absence of a license.

      1.4 "Sublicensee" shall mean a third party who has been granted a sublicense to make, use, sell, offer for sale or import Products.

      1.5 "Area" shall mean the development of Compounds directed to the treatment or prevention of psoriasis and related dermal pathologies such as eczema.

      1.6 "Affiliate" means any corporation or other legal entity owning, directly or indirectly, fifty percent (50%) or more of the voting capital shares or similar voting securities of Pfizer or OSI Pharmaceuticals; any corporation or other legal entity fifty percent (50%) or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by Pfizer or OSI Pharmaceuticals or any corporation or other legal entity fifty percent (50%) or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by a corporation or other legal entity which owns, directly or indirectly, fifty percent (50%) or more of the voting capital shares or similar voting securities of Pfizer or OSI Pharmaceuticals.

      1.7 "Development Program" is the preclinical and clinical program in the Area conducted by OSI Pharmaceuticals pursuant to this Agreement, attached as Exhibit B.

      1.8 "Effective Date" is April 1, 1999.

      1.9 "Technology" means and includes all materials, technology, technical information, know-how, expertise and trade secrets within the Area.

      1.10 "Program Technology" means Technology that is or was developed by employees of or consultants to Pfizer or OSI Pharmaceuticals solely or jointly with each other in the course of performing research and fulfilling their respective obligations to this Agreement.

      1.11 "Confidential Information" means all information about any element of the Development Program or Program Technology which is disclosed by OSI Pharmaceuticals or Pfizer to the other and designated "Confidential" in writing by at the time of disclosure or within thirty (30) days following disclosure, to the extent that such information as of the date of disclosure to the receiving party is not (i) known other than by virtue of a prior confidential disclosure to the receiving party by OSI Pharmaceuticals or Pfizer; or (ii) disclosed in published literature, or otherwise generally known to the public through no fault or omission of the receiving party; or (iii) obtained from a third party free from any obligation of confidentiality to the disclosing party.

      1.12 "Valid Claim" means a claim within Patent Rights so long as such claim shall not have been disclaimed and shall not have been held invalid in a final decision rendered by a tribunal of competent jurisdiction from which no appeal has been or can be taken.

      1.13 "Patent Rights" shall mean all patent rights in and to inventions within Program Technology including all the Valid Claims of patent applications, whether domestic or foreign, claiming such patentable inventions, including all continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all reissues, reexaminations and extensions thereof.

      1.14 "Developing Party" shall mean the party granted a license in Section
3.2 or 3.3 as the case may be.

      1.15 "Licensor" shall mean the party granting the license in Section 3.2 or 3.3, as the case may be.

2. Development Program.

      2.1 Purpose. OSI Pharmaceuticals shall conduct a Development Program, which is attached as Exhibit B. The Development Program shall include preclinical and clinical research, through and including Phase II clinical trials, on the Compounds to assess their safety and efficacy to be developed as therapeutic agents for the treatment of psoriasis and other related dermal pathologies.

3. Grant of Licenses, Term, Rights and Obligations.

      3.1 License granted to OSI Pharmaceuticals for the Development Program. Pfizer grants to OSI Pharmaceuticals an exclusive, except for Pfizer, license to make and use the Compounds for all research purposes for the performance of the Development Program other than the sale or manufacture for sale of products or processes.

      3.2 License granted to Pfizer under the Patents and Program Technology. At the end of the Development Program, Pfizer will have three (3) months from the receipt of the data package from the clinical studies, described in Exhibit B, delivered by OSI Pharmaceuticals to Pfizer, to notify OSI Pharmaceuticals of Pfizer's intention to continue development and commercialization of each Compound. If Pfizer notifies OSI Pharmaceuticals of its intention to continue development and commercialization of one or more of such Compounds, Pfizer shall have an exclusive, world-wide license, with the right to grant sublicenses, to make, use, sell, offer for sale and import Products under all of OSI Pharmaceuticals' right, title and interest in the Patent Rights and Program Technology with respect to such Compounds subject to the terms and conditions of this Agreement.

      3.3. License granted to OSI Pharmaceuticals under the Patents and Program Technology. If Pfizer fails to notify OSI Pharmaceuticals that it intends to develop and commercialize any such Compound, such failure shall serve to grant to OSI Pharmaceuticals an exclusive, world-wide, royalty-bearing license, including the right to grant sublicenses, to manufacture, use, sell, offer for sale and import Products under all Pfizer's right, title and interest in the Patent Rights in such Compounds, subject to the terms and conditions of this Agreement; provided, however, that OSI Pharmaceuticals may, within three (3) months of the expiration of the three (3) month period described in Section 3.2, refuse to accept any or all such licenses in which case the parties shall have the rights and duties with respect to such Patent Rights set forth in the 1996 Agreement.

      3.4 Term of Licenses. The term of the grant set forth in Section 3.1 shall commence on the Effective Date and shall terminate in each country on the date of the last to expire of the Patent Rights in that country. The term of the grant set forth in Section 3.2 and 3.3 shall begin when accepted in Section 3.2, or at the end of the refusal period in Section 3.3 and shall terminate in each country on the date of the last to expire of the Patent Rights in that country.

4. Milestone Payments, Royalties, Payments of Royalties, Accounting for Royalties, Records.

            4.1.1 The Developing Party shall pay to the Licensor a royalty based on the Net Sales of each Product. Such royalty shall be paid with respect to each country of the world from the date of the first commercial sale (the date of the invoice of the Developing Party or any sublicensee of the Developing Party with respect to such sale) of such Product in each such country until the expiration of the last Patent Right to expire with respect to each such country and each such Product.

            4.1.2 If the manufacture and sale of a Product takes place in countries which there are no Patent Rights, the Developing Party will pay to the Licensor a royalty based on the Net Sales of each Product in each such country for ten (10) years after the first commercial sale of such Product in such country.

4.2 Royalty Rates.

            4.2.1 If Pfizer is the Developing Party, the royalty paid by Pfizer, to OSI Pharmaceuticals shall be ** percent ** of the Net Sales of each Product. It is understood that the royalty rate specified in this Section 4.2.1 is subject to reduction as provided in Sections 4.4 and 4.8 below. Those sections of this Agreement or any other sections to the contrary notwithstanding, the royalty paid to OSI Pharmaceuticals with respect to Net Sales of a Product shall not be reduced to less than ** percent ** of such Net Sales; provided, however, that if a Product is made and sold, in a country in which there are no Patent Rights, then the royalty paid by Pfizer to OSI Pharmaceuticals shall be ** percent ** of the Net Sales with respect to such Products, according to the term described in Section 4.1.2, and no reductions of royalties pursuant to Section
4.8 shall be made.

      4.2.2 If OSI Pharmaceuticals is the Developing Party, the royalty paid by OSI Pharmaceuticals to Pfizer shall be ** percent ** of the Net Sales of each Product. If a Product is made or sold, in a country in which there are no Patent Rights, then the royalty paid by OSI Pharmaceuticals to Pfizer shall be ** percent ** of the Net Sales with respect to such Products, according to the term described in Section 4.1.2.

      4.4 Renegotiation of Royalty Rates.

            The parties acknowledge that the royalty rates set forth in Section
4.1 are based on the expectation that Products will be administered to human patients. If Pfizer identifies or develops for animal patients with respect to a Product or Products which represents a commercial opportunity for Pfizer in the area of animal health, the parties may negotiate a new royalty rate for such Product to account for development costs and changes in the cost of goods, selling price and projected annual Net Sales.

----------

** This portion has been redacted pursuant to a request for confidential treatment.

      4.5 Payment Dates.

            Royalties shall be paid on Net Sales within sixty (60) days after the end of each calendar quarter in which such Net Sales are made. Such payments shall be accompanied by a statement showing the Net Sales of each Product by the Developing Party or any sublicensee of such in each country, the applicable royalty rate for such Product, and a calculation of the amount of royalty due, including any offsets.

      4.6 Accounting.

            The Net Sales used for computing the royalties payable to the Licensor by the Developing Party, shall be computed and paid in US dollars by wire transfer in immediately available funds to a U.S. account designated by the receiving party, or by other mutually acceptable means. For purposes of determining the amount of royalties due, the amount of Net Sales in any foreign currency shall be computed by (a) converting such amount into U.S. dollars at the prevailing commercial rate of exchange for purchasing dollars with such foreign currency as published in the Wall Street Journal for the close of the last business day of the calendar quarter for which the relevant royalty payment is to be made by the payor and (b) deducting the amount of any governmental tax, duty, charge, or other fee actually paid in respect of such conversion into, and remittance of U.S. dollars.

      4.7 Records.

            The party that is paying such royalties shall keep for three (3) years from the date of each payment of royalties complete and accurate records of sales by such party of each Product in sufficient detail to allow the accruing royalties to be determined accurately. The receiving party shall have the right for a period of three (3) years after receiving any report or statement with respect to royalties due and payable to appoint at its expense an independent certified public accountant reasonably acceptable to the payor to inspect the relevant records of the payor to verify such report or statement. The payor shall make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from the recipient of royalties, to the extent reasonably necessary, to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any calendar year nor more than once with respect to sales in any given period. Both parties agree to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for the payee to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law. The failure of the payee to request verification of any report or statement during said three-year period shall be considered acceptance of the accuracy of such report, and the payor shall have no obligation to maintain records pertaining to such report or statement beyond said three-year period. The results of each inspection, if any, shall be binding on both parties.

     4.8 Milestone Payments. If Pfizer is the Developing Party, then Pfizer shall pay to OSI Pharmaceuticals, within sixty (60) days of the completion of each event set forth below ("Event"), the payment listed opposite that Event. Payments shall be made in US dollars by wire transfer in immediately available funds to a U.S. bank account designated by OSI Pharmaceuticals, or other mutually acceptable means. Pfizer shall be obligated to make each payment only once with respect to each Compound. All payments made by Pfizer pursuant to this
Section 4.8 with respect to a Product are non-refundable but shall be credited against all sums due to OSI Pharmaceuticals pursuant to Section 4.2.1 of this Agreement with respect to Net Sales of such Product; provided, however, that the sums due pursuant to Section 4.2.1 in any calendar year with respect to such Product shall not be reduced by virtue of this credit by more than ** percent **:

            Event                                                 Amount
            -----                                                 ------
1.    Notification by Pfizer to OSI Pharmaceuticals
        of intent to develop and commercialize
        Product                                                    **

2.    NDA/PLA Submission in any country                            **

3.    NDA/PLA  Approval in any country                             **

----------

** This portion has been redacted pursuant to a request for confidential treatment.

            For the purposes of the foregoing, "NDA/PLA" shall mean a New Drug Application or Product License Application or other application for authority to market a Product filed with the U.S. FDA or a counterpart health regulatory agency in another country.

      4.9 Development Costs. Upon written notification by Pfizer to OSI Pharmaceuticals of Pfizer's intent to develop and commercialize any Product, Pfizer shall reimburse to OSI Pharmaceuticals all reasonable costs associated with Phase I and Phase II clinical trials pursuant to the Development Program within sixty (60) days.

5. Legal Action.

      5.1 Actual or Threatened Disclosure or Infringement.

            When information comes to the attention of the Developing Party to the effect that any Patent Rights relating to a Product have been or are threatened to be unlawfully infringed, the Developing Party shall have the right at its expense to take such action as it may deem necessary to prosecute or prevent such unlawful infringement, including the right to bring or defend any suit, action or proceeding involving any such infringement. The Developing Party shall notify the Licensor promptly of the receipt of any such information and of the commencement of any such suit, action or proceeding. If the Developing Party determines that it is necessary or desirable for the Licensor to join any such suit, action or proceeding, the Licensor shall, at the Developing Party's expense, execute all papers and perform such other acts as may be reasonably required to permit the Developing Party to commence such action, suit or proceeding in which case the Developing Party shall hold Licensor free, clear and harmless from any and all costs and expenses of litigation, including attorneys fees. If the Developing Party brings a suit, it shall have the right first to reimburse itself out of any sums recovered in such suit or in its settlement for all costs and expenses, including attorney's fees, related to such suit or settlement, and twenty-five percent (25%) of any funds that shall remain from said recovery shall be paid to Licensor and the balance of such funds shall be retained by the Developing Party. If the Developing Party does not, within one hundred twenty (120) days after giving notice to the Licensor of the above-described information, notify the Licensor of the Developing Party's intent to bring suit against any infringer, the Licensor shall have the right to bring suit for such alleged infringement, but it shall not be obligated to do so, and may join the Developing Party as party plaintiff, if appropriate, in which event the Licensor shall hold the Developing Party free, clear and harmless from any and all costs and expenses of such litigation, including attorney's fees, and any sums recovered in any such suit or in its settlement shall belong to the Licensor. However, twenty-five percent (25%) of any such sums received by the Licensor, after deduction of all costs and expenses related to such suit or settlement, including attorney's fees paid, shall be paid to the Developing Party. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted by the other for infringement under the terms of this Section. If the Developing Party lacks standing and the Licensor has standing to bring any such suit, action or proceeding, then the Licensor shall do so at the request of the Developing Party and at the Developing Party's expense.

      5.2 Defense of Infringement Claims.

            The Licensor will cooperate with the Developing Party at the Developing Party's expense in the defense of any suit, action or proceeding against the Developing Party or any sublicensee of the Developing Party alleging the infringement of the intellectual property rights of a third party by reason of the use of Patent Rights in the manufacture, use or sale of a Product. The Developing Party shall give the Licensor prompt written notice of the commencement of any such suit, action or proceeding or claim of infringement and will furnish the Licensor a copy of each communication relating to the alleged infringement. The Licensor shall give to the Developing Party all authority (including the right to exclusive control of the defense of any such suit, action or proceeding and the exclusive right after consultation with the Licensor, to compromise, litigate, settle or otherwise dispose of any such suit, action or proceeding), at the Developing Party's expense, and shall provide all information and assistance necessary to defend or settle any such suit, action or proceeding; provided, however, the Developing Party shall obtain the Licensor's prior consent to such part of any settlement which contemplates payment or other action by the Licensor or has a material adverse effect on the Licensor's business. If the parties agree that the Licensor should institute or join any suit, action or proceeding pursuant to this Section, the Developing Party may, at the Developing Party's expense, join the Licensor as a defendant if necessary or desirable, and the Licensor shall execute all documents and take all other actions, including giving testimony, which may reasonably be required in connection with the prosecution of such suit, action or proceeding.

      5.3 Hold Harmless.

            The Licensor agrees to defend, protect, indemnify and hold harmless the Developing Party and any sublicensee of the Developing Party, from and against any loss or expense arising from any proven claim of a third party that it has been granted rights by the Licensor that the Developing Party or any sublicensee of the Developing Party in exercising their rights granted to the Developing Party by the Licensor pursuant to this Agreement, has infringed upon such rights granted to such third party by the Licensor.

      5.4 Third Party Licenses.

            If the manufacture, use or sale by the Developing Party of a Product in any country would, in the opinion of both the Developing Party and the Licensor, infringe a patent owned by a third party, the Developing Party and the Licensor, upon mutual consent, shall attempt to obtain a license under such patent at the Developing Party's expense. If such license is obtained under such patent, fifty percent (50%) of any payments made by the Developing Party to such third party shall be deductible from royalty payments due from the Developing Party to the Licensor pursuant to this Agreement; provided, however, that in no event shall royalties payable to the Licensor be lower than ** percent ** of Net Sales as a result of all such deductions. All such computations, payments, and adjustments shall be on a country by country and patent by patent basis.

6. Representation and Warranty. The Developing Party and the Licensor represent and warrant to each other that it has the right to grant the licenses granted pursuant to this Agreement, and that the licenses so granted do not conflict with or violate the terms of any other agreements between the Licensor, or the Developing Party and any other third party.

----------
** This portion has been redacted pursuant to a request for confidential treatment.

7. Treatment of Confidential Information.

      7.1 Confidentiality.

            7.1.1 Pfizer and OSI Pharmaceuticals each recognize that the other's Confidential Information constitutes highly valuable, confidential information. Subject to each party's rights and obligations pursuant to this Agreement, Pfizer and OSI Pharmaceuticals each agree that during the term of the Development Agreement and for five (5) years thereafter, it will keep confidential, and will cause its Affiliates or Sublicensees to keep confidential, all OSI Pharmaceuticals Confidential Information or Pfizer Confidential Information, as the case may be, that is disclosed to it or to any of its Affiliates pursuant to this Agreement. Neither Pfizer, its Affiliates nor OSI Pharmaceuticals shall use Confidential Information of the other party except as expressly permitted under this Agreement. For all purposes of this Section 7, it is understood that Program Technology shall be deemed Confidential Information of both parties.

            7.1.2 Subject to Pfizer's rights and obligations pursuant to this Agreement, Pfizer and OSI Pharmaceuticals each agree that any disclosure of the other's Confidential Information to any officer, employee or agent of the other party or of any of its Affiliates shall be made only if and to the extent necessary to carry out its responsibilities under this Agreement and shall be limited to the maximum extent possible consistent with such responsibilities. Subject to each party's rights and obligations pursuant to this Agreement, Pfizer and OSI Pharmaceuticals each agree not to disclose the other's Confidential Information to any third parties under any circumstance without written permission from the other party. Each party shall take such action, and shall cause its Affiliates or Sublicensees to take such action, to preserve the confidentiality of each other's Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information. Each party, upon the other's request, will return all the Confidential Information disclosed to it by the other party pursuant to this Agreement, including all copies and extracts of documents, within sixty (60) days of the request upon the termination of this Agreement except for one (1) copy which may be kept for the purpose of complying with continuing obligations under this Agreement.

            7.2 Publicity. Except as required by law, neither party may disclose the terms of this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

      7.3 Disclosure Required By Law. If either party is requested to disclose Confidential Information in connection with a legal or administrative proceeding or is otherwise required by law to disclose Confidential Information, such party will give the other party prompt notice of such request. The disclosing party may seek an appropriate protective order or other remedy or waive compliance with the provisions of this Agreement. If such party seeks a protective order or other remedy, the other party will cooperate. If such party fails to obtain a protective order or waive compliance with the relevant provisions of this Agreement, the other party will disclose only that portion of Confidential Information which its legal counsel determines it is required to disclose.

      7.4 Disclosure of Inventions. Each party shall promptly inform the other about all inventions in the Area that are conceived, made or developed in the course of carrying out the Development Program by employees of, consultants to, either of them solely, or jointly with employees of, or consultants to the other.

      7.5 Acquisition of Rights from Third Parties. During the Development Program, OSI Pharmaceuticals and Pfizer shall each promptly notify each other of any and all opportunities to acquire in any manner from third parties, technology or patents or information which may be useful in or relate to the Development Program. In each case, Pfizer and OSI Pharmaceuticals shall decide if such rights should be acquired in connection with the Development Program and, if so, whether by OSI Pharmaceuticals, Pfizer or both. If acquired such rights shall become part of the Confidential Information, Program Technology or Patent Rights, whichever is appropriate, of the acquiring party. Pfizer shall pay all costs of acquiring and maintaining rights to such intellectual property, at Pfizer's sole discretion, provided that OSI Pharmaceuticals shall have no obligation or liability hereunder with respect to such rights in the event Pfizer shall elect not to acquire such rights.

8. Provisions Concerning Filing, Prosecution and Maintenance of Patent Rights. The following provisions relate to the filing, prosecution and maintenance of Patent Rights during the Development Program:

      8.1 Filing, Prosecution and Maintenance by OSI Pharmaceuticals. With respect to Patent Rights in which OSI Pharmaceuticals employees or consultants, alone or together with Pfizer employees, or consultants are named as inventors, OSI Pharmaceuticals shall have the exclusive right and obligation:

            (a) to file applications for letters patent on patentable inventions included in Patent Rights; provided, however, that OSI Pharmaceuticals shall consult with Pfizer regarding countries in which such patent applications should be filed and shall file patent applications in those countries where Pfizer requests that OSI Pharmaceuticals file such applications; and, further provided, that OSI Pharmaceuticals, at its option and expense, may file in countries where Pfizer does not request that OSI Pharmaceuticals file such applications;

            (b) to take all reasonable steps to prosecute all pending and new patent applications included within Patent Rights;

            (c) to respond to oppositions, nullity actions, re-examinations, revocation actions and similar proceedings filed by third parties against the grant of letters patent for such applications;

            (d) to maintain in force any letters patent included in Patent Rights by duly filing all necessary papers and paying any fees required by the patent laws of the particular country in which such letters patent were granted; and

            OSI Pharmaceuticals shall notify Pfizer in a timely manner of any decision to abandon a pending patent application or an issued patent included in Patent Rights. Thereafter, Pfizer shall have the option, at its expense, of continuing to prosecute any such pending patent application or of keeping the issued patent in force.

            8.1.1 Copies of Documents. OSI Pharmaceuticals and Pfizer shall provide to each other copies of all patent applications that are part of Patent Rights prior to filing, for the purpose of obtaining substantive comment of the other party's patent counsel. OSI Pharmaceuticals and Pfizer shall also provide to the other copies of all documents relating to prosecution of all such patent applications in a timely manner and shall provide to the other every six (6) months a report detailing the status of all patent applications that are a part of Patent Rights.

            8.1.2 Reimbursement of Costs for Filing Prosecuting and Maintaining Patent Rights. Within thirty (30) days of receipt of invoices from OSI Pharmaceuticals, Pfizer shall reimburse OSI Pharmaceuticals for all the costs of filing, prosecuting, responding to opposition and maintaining patent applications and patents in countries where Pfizer requests that patent applications be filed, prosecuted and maintained. Such reimbursement shall be in addition to other funding payments under this Agreement and shall include such costs of all activities described in 8.1 (a)-(e) above. However, Pfizer may, upon sixty (60) days notice, request that OSI Pharmaceuticals discontinue filing or prosecution of patent applications in any country and discontinue reimbursing OSI Pharmaceuticals for the costs of filing, prosecuting, responding to opposition or maintaining such patent application or patent in any country. OSI Pharmaceuticals shall pay all costs in those countries in which Pfizer requests that OSI Pharmaceuticals not file, prosecute or maintain patent applications and patents, but in which OSI Pharmaceuticals, at its option, elects to do so.

            8.1.3 The Developing Party shall have the right to file on behalf of and as an agent for the Licensor all applications for, and take all actions necessary to obtain patent extensions pursuant to 35 USC Section 156 and foreign counterparts with respect to the Patent Rights to the extent that such extensions are available by reason of a Product under this Agreement during the period the Agreement is in effect. The Licensor shall have the obligation to sign, such further documents and take such further actions as may be requested by the Developing Party in this regard, at the Developing Party's expense

      8.2 Filing, Prosecution and Maintenance by Pfizer. During the term of the Development Program, with respect to Patent Rights in which Pfizer employees or consultants alone are named as inventors, Pfizer shall have those rights and duties ascribed to OSI Pharmaceuticals in Section 8.1, except that Pfizer will bear all related expenses.

      8.3 Filing, Prosecution and Maintenance by the Developing Party. During the term of the grant described in Section 3.2 and 3.3, the Developing Party shall have those rights and duties ascribed to OSI Pharmaceuticals in Section 8.1, and will bear all related expenses.

      8.4 Neither party may disclaim a Valid Claim within Patent Rights without the consent of the other.

9. Other Agreements.

      This Agreement, and the 1996 Research Agreement are the sole agreements with respect to the subject matter and supersede all other agreements and understanding between the parties with respect to same.

10. Termination and Disengagement.

      10.1 Events of Termination. The following events shall constitute events of termination ("Events of Termination"):

            (a) Any written representation or warranty by OSI Pharmaceuticals or Pfizer, or any of its officers, made under or in connection with this Agreement shall prove to have been incorrect in any material respect when made;

            (b) OSI Pharmaceuticals or Pfizer shall fail in any material respect to perform or observe any term, covenant or understanding contained in this Agreement or in any of the other documents or instruments delivered pursuant to, or concurrently with, this Agreement, and any such failure shall remain unremedied for thirty (30) days after written notice to the failing party.

      10.2 Termination. Upon the occurrence of any Event of Termination, the party not responsible may, by notice to the other party, terminate this Agreement.

      10.3 Upon the occurrence of any Event of Termination, if the Licensor terminates this Agreement, the license granted to the Developing Party will terminate.

      10.4 Termination of this Agreement for any reason shall be without prejudice to:

            (a) the rights and obligations of the parties provided in all Sections

            (b) the Licensor's right to receive all royalty payments accrued hereunder; or

            (c)   any other remedies which either party may otherwise have.

11. Indemnification.

      Pfizer and OSI Pharmaceuticals will indemnify each other for damages, settlements, costs, legal fees and other expenses incurred in connection with a claim by a third party against either party based on any action or omission of the indemnifying party's agents, employees, or officers related to its obligations under this Agreement; provided, however, that the foregoing shall not apply (i) if the claim is found to be based upon the negligence, recklessness or willful misconduct of the party seeking indemnification; or (ii) if such party fails to give the other party prompt notice of any claim it receives and such failure materially prejudices the other party with respect to any claim or action to which its obligation pursuant to this Section applies. Notwithstanding the foregoing, Pfizer shall not indemnify OSI Pharmaceuticals for claims arising from the clinical trials performed by OSI Pharmaceuticals pursuant to this Development

Agreement and further, the Licensor shall not indemnify the Developing Party for claims arising from the sale of Products or the License Agreement (including without limitation product liability claims) and the Developing Party shall indemnify the Licensor with respect to such claims and to claims arising from Patent Rights and Program Technology. Each party, in its sole discretion, shall choose legal counsel, shall control the defense of such claim or action and shall have the right to settle same on such terms and conditions it deems advisable; provided however, it shall obtain the other party's prior consent to such part of any settlement which requires payment or other action by the other party or is likely to have a material adverse effect on the other party's business.

12. Notices and Reports.

      12.1 All notices shall be in writing mailed via certified mail, return receipt requested, courier, or facsimile transmission addressed as follows, or to such other address as may be designated from time to time:

      If to Pfizer:                   Pfizer Inc
                                      235 East 42nd Street
                                      New York, NY 10017
                                      Attention: President, Central Research
                                      with copy to: General Counsel

      If to OSI Pharmaceuticals:      OSI Pharmaceuticals Inc.
                                      106 Charles Lindbergh Blvd.
                                      Uniondale, New York 11553-3649
                                      Attention: Dr. Colin Goddard

Notices shall be deemed given as of the date sent.

      12.2 Reports. The Developing Party agrees to keep the Licensor informed with respect to activities and progress toward further research, development and commercialization of Products. The Developing Party agrees to provide to the Licensor every six months a summary of such activities and progress. In addition, the Developing Party will provide to the Licensor copies of any data regarding the Products together with copies of any reports or summaries of such data. The Licensor agrees that all such information will be deemed Confidential Information belonging to the Developing Party.

13. Governing Law.

      This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

14. Miscellaneous.

      14.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

      14.2 Headings. Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement.

      14.3 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

      14.4 Amendment; Waiver; etc. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party or parties waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

      14.5 No Third Party Beneficiaries. No third party including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties partners with each other or any third party.

      14.6 Assignment and Successors. This Agreement may not be assigned by either party, except that each party may assign this Agreement and the rights and interests of such


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

party, in whole or in part, to any of its Affiliates, any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such party with or into such corporations.

      14.7 Force Majeure. Neither Pfizer nor OSI Pharmaceuticals shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of Pfizer or OSI Pharmaceuticals.

      14.8 Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of the Agreement shall not be affected.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

            PFIZER INC              OSI PHARMACEUTICALS, INC.


By: /s/                             By: /s/
    ---------------------------         ----------------------------------------
Title: Vice President               Title: President and Chief Executive Officer

cc: Pfizer Inc, Legal Division, Groton, CT 06340

                                    Exhibit A
                                       **

----------
** This portion has been redacted pursuant to a request for confidential treatment.

                                    Exhibit B
                                       **

----------
** This portion has been redacted pursuant to a request for confidential treatment.